Exhibit 99.2

FAST RADIUS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Fast Radius’ management believes is relevant to an assessment and understanding of Fast Radius’ consolidated results of operations and financial condition. The discussion should be read together with Fast Radius’ financial statements and the notes thereto filed as Exhibit 99.1 to the amendment to the report on Form 8-K. In addition to historical financial information, this discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Fast Radius’ actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in the report on Form 8-K. References in this section to “Fast Radius,” “we,” “us,” “our” and “the Company” are intended to mean the business and operations of Fast Radius Operations, Inc. and its consolidated subsidiary prior to the Business Combination and to the combined company after giving effect to the Business Combination.

Overview

We are a leading cloud manufacturing and digital supply chain company. Founded in 2017, we are headquartered in Chicago with offices in Atlanta, Louisville, and Singapore and micro-factories in Chicago and at the UPS Worldport facility in Louisville, Kentucky. As of December 31, 2021, we have approximately 325 full-time employees and work with companies across industries and throughout the product design and manufacturing lifecycle.

We have built our Cloud Manufacturing Platform which includes both physical infrastructure – Fast Radius micro-factories and third-party supplier factories – and a proprietary digital infrastructure software layer. Our Cloud Manufacturing Platform supports engineers, product developers, and supply chain professionals across the product design and manufacturing lifecycle.

We offer a wide and growing range of manufacturing technologies, including additive manufacturing (often referred to as 3D printing), CNC machining, injection molding, sheet metal, urethane casting, and other manufacturing methods. We offer these manufacturing capabilities through our own micro-factories as well as a network of curated third-party suppliers.

Recent Developments

Business combination

On February 4, 2022 (“the Closing Date”), Fast Radius Inc. (formerly named ECP Environmental Growth Opportunities Corp. (“ENNV”)) (the “Company”) consummated a business combination with Fast Radius Operations, Inc. (formerly named Fast Radius, Inc.) (“Legacy Fast Radius”), pursuant to which ENNV Merger Sub, Inc., a wholly owned subsidiary of ENNV (“Merger Sub”), merged with and into Legacy Fast Radius, with Legacy Fast Radius surviving the Merger as a wholly owned subsidiary of ENNV (the “Business Combination”). After giving effect to the Business Combination, the Company owns, directly or indirectly, all of the issued and outstanding equity interests of Legacy Fast Radius and its subsidiary and the equity holders of Legacy Fast Radius immediately prior to the Business Combination own a portion of the Company’s common stock, par value $0.0001 per share (“Common Stock”).

While the legal acquirer in the Business Combination is ENNV, for financial accounting and reporting purposes under U.S. GAAP (“GAAP”), Legacy Fast Radius was the accounting acquirer and the Business Combination was accounted for as a “reverse recapitalization.” A reverse recapitalization (i.e., a capital transaction involving the issuance of stock by ENNV for Legacy Fast Radius’ stock) does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Legacy Fast Radius in many respects. Accordingly, the consolidated assets, liabilities and results of operations of Legacy Fast Radius became the historical consolidated financial statements of the combined company, and ENNV’s assets, liabilities and results of operations were consolidated with those of Legacy Fast Radius beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Legacy Fast Radius in future reports. The net assets of ENNV were recognized at historical cost, with no goodwill or other intangible assets recorded.

Concurrently with the execution of the Merger Agreement, ENNV entered into subscription agreements (collectively, the “Subscription Agreements”), with certain third-party investors, including, among others, UPS, Palantir and the Sponsor (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and ENNV agreed to issue and sell, to the PIPE Investors an aggregate of 7,500,000 shares of Common Stock (the “PIPE Shares”) for a purchase price of $10.00 per share, or an aggregate purchase price of $75.0 million, in a private placement (the “PIPE Investment”). Under the Subscription Agreements, ENNV granted certain registration rights to the PIPE Investors with respect to the PIPE Shares. The PIPE Shares were issued concurrently with the closing of the Business Combination on the Closing Date.

Upon consummation of the Business Combination, the closing of the PIPE Investment and payment of certain other amounts that were contingent on the closing of the Business Combination, the most significant change in the post-combination company’s future reported financial position is an increase in cash and cash equivalents (as compared to Legacy Fast Radius’ consolidated balance sheet at December 31, 2021) to approximately $82 million, primarily due to $75.0 million in gross proceeds from the PIPE Investment and $29.6 million in proceeds from the Trust Account, partially offset by cash payments that were disbursed at the Closing which included $8.3 million of transaction expenses, $2.5 million in debt repayments, $8.2 million in directors’ and officers’ (“D&O”) insurance premiums, and $12.8 million related to IT and other costs.

In connection with the Business Combination, over 31.5 million ENNV shares were submitted for redemption. As a result, the condition to Fast Radius’ obligation to consummate the Business Combination that the amount of cash available in ENNV’s trust account immediately prior to the effective time of the Business Combination, after deducting the amount required to satisfy payments to ENNV stockholders in connection with the redemptions, the payment of any deferred underwriting commissions being held in ENNV’s trust account and the payment of certain transaction expenses, plus the gross proceeds from the PIPE Investment to be consummated in connection with the closing of the Business Combination, is equal to or greater than $175 million (such condition, the “Minimum Cash Condition”) was not satisfied. Therefore, in connection with the closing of the Business Combination, we waived the Minimum Cash Condition.

The reduction in available cash upon closing of the Business Combination due to those share redemptions may reduce our ability to invest in our growth strategy. To the extent that our resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to make changes to our long-term growth strategy in the discretion of our management and board of directors. These changes may include, but are not limited to, decreasing our level of investment in new product launches and related marketing initiatives and scaling back our existing operations, which could have an adverse impact on our business and financial prospects. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

In addition, as a consequence of the Business Combination, we became the successor to an SEC-registered and Nasdaq-listed company, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, D&O liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. Our future results of operations and financial position may not be comparable to historical results as a result of the Business Combination.

COVID-19 pandemic

In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic. The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home policies, supply chain logistical changes, and closure of non-essential businesses. To protect the health and well-being of our employees, suppliers, and customers, we have made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted our conferences and other events to virtual-only through the date the financial statements were issued. The COVID-19 pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time. COVID-19 and other similar outbreaks, epidemics or pandemics could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that we are not able to predict.

If the COVID-19 pandemic continues for a prolonged duration, we or our customers may be unable to perform fully on our contracts, which will likely result in increases in costs and reductions in revenue. These cost increases may not be fully recoverable or adequately covered by insurance. The long-term effects of COVID-19 to the global economy and to us are difficult to assess or predict and may include a further decline in the market prices of our products, risks to employee health and safety, risks for the deployment of our products and services and reduced sales in geographic locations impacted. Any prolonged restrictive measures put in place in order to control COVID-19 or other adverse public health developments in any of our targeted markets may have a material and adverse effect on our business operations and results of operation.

Key Factors Affecting Results

We believe that our future success will be dependent upon many factors, including those further discussed below. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth and improve the results of our operations.

Cost-effectively attracting new customers

A key growth driver for us is on-boarding new customers to our Cloud Manufacturing Platform. In addition to customer referrals and brand marketing, we acquire customers through three primary acquisition channels:

(1) digital marketing, (2) inside sales, and (3) business development. In order to continue our growth and scale to profitability, these customer acquisition investments must continue to yield new customers at a cost that is well below the long-term value of these new customers. This includes scaling the breadth of the customer-facing elements of our software and driving adoption of these software elements to reduce cost-to-serve.

Growing revenue within existing customers

When we acquire a new customer, we typically start our new relationship with a small number of custom parts. Once we successfully produce the customer’s initial order, customers will typically return to us for part replenishment and for consideration across new parts. This often requires customers to certify us as a production supplier, a process which often includes on-site factory audits, in-depth review of our quality management systems, and industry-specific capability verification and part-specific production verification (i.e., “PPAP”, or part production approval process). In order to grow our business with customers that require a production certification, we need to pass these supplier on-boarding elements and maintain the requirements necessary to be considered a certified supplier.

In order to continue our growth across all existing customers, we must produce high quality parts, expand our relationships within existing customers, and ultimately increase the number of parts for which we are the customer’s production partner. If we are unable to accomplish one or more of these requirements, our growth within existing customers may be impaired which could negatively impact our overall growth trajectory.

Expanding our micro-factory network

As we further enhance the front-end customer experience of our Cloud Manufacturing Platform and on-board new customers and new parts, we will need to continue expanding both our Fast Radius-owned micro-factories and our network of third-party suppliers.

Our micro-factories have been architected for scale since inception. The combination of our proprietary software operating system, replicable manufacturing operations, and strict quality control procedures are designed to ramp up new micro-factories quickly and cost-effectively. Each micro-factory is a deployment of a specific manufacturing technology (e.g., a micro-factory specific for Carbon DLS, another distinct micro-factory for CNC machining, etc.).

We evaluate our micro-factory expansion in two primary categories: (1) geographic expansion and (2) manufacturing technology expansion:

Micro-factory geographic expansion

Our micro-factory operations, software, and quality processes have been designed to be “copy and pasted” to new locations around the world. Similar to how other advanced manufacturing technologies have successfully scaled their manufacturing footprint (e.g., semi-conductor companies), we operate under a principle of “copy exactly” where every element of an initial micro-factory will be copied to the next micro-factory of the same technology. We control and maintain critical aspects of the operation – from the factory layout to materials handling to the technician “morning huddle” routine. This principle allows us to maintain consistent quality for production parts regardless of the micro-factory location in which the parts are being produced. This enables us to deliver solutions such as our Virtual Warehouse so that customers can have the confidence that if they need their part produced at a micro-factory in Chicago or a micro-factory in Louisville, the quality and consistency of the part will be the same, regardless of the location of production. As we expand our micro-factory footprint to locations around the world, this consistent quality of our “copy exactly” model will become even more important and valuable to our customers looking to produce parts proximate to where they are needed.

In order to successfully scale our micro-factory network, we must maintain this “copy and paste” approach to deliver the high-quality solutions we believe our customers will demand. If we are unable to maintain this consistent quality, on-time delivery, and cost structure across our network of micro-factories, our growth and profitability may be impaired.

Micro-factory technology expansion

We will also invest in new micro-factories which operate on manufacturing equipment that is different than the equipment we currently operate. Our technical team continually evaluates potential manufacturing technologies to invest in and we are also guided by input from our customers. Once we determine a new technology for which to create a micro-factory, we rely on our proven approach across software and processes to onboard these new manufacturing technologies onto the Cloud Manufacturing Platform. This allows us to ramp up new micro-factories while ensuring the quality, cost structure, and operational efficiencies are maintained across both existing and new micro-factories.

In order to continue expanding our manufacturing technology footprint, we must successfully invest in the software, technical evaluation, people resources, and business processes to enable the efficient ramp-up of micro- factories with new technologies.

Expanding our third-party supplier network

Our micro-factories are complemented by a curated network of third-party suppliers who provide manufacturing capacity across a range of technologies. As we scale, we need to continue to expand both the breadth and depth of our supplier network partnerships, including further integrating our Cloud Manufacturing Platform software tools into the operations of our supplier partners.

Expanding software-driven workflows and applications

A key component of the Cloud Manufacturing Platform is the software-driven workflows and applications for our customers and internal operations. In order to continue designing and building this software platform, we need to recruit and retain high quality product and software engineers. The market for product and software talent is very competitive and if we are not able to attract and retain the talent we need, the expansion of our software capabilities and Cloud Manufacturing Platform may proceed slower than expected, if at all.

Increasing gross margins

We earn a gross margin through selling custom component parts, some of which are produced within our micro-factories and others which are produced by third-party suppliers of Fast Radius. The gross margin of these two production methods varies and both methods have a cost structure and competitive dynamic which may fluctuate, leading to gross margins which may be different than our projections.

Specifically, in order to establish the micro-factory cost structure we are forecasting, we will need to operate our internal micro-factories at the utilization rates we are assuming in our cost models and maintain the pricing in the market that we have seen historically and anticipate will continue.

In order to maintain our gross margins through parts that are produced by third-party suppliers, we will need to continue to source high-quality components at a competitive cost and maintain the pricing with our end customers that we have seen historically. See “Risk Factors— Increased consolidation among our customers, suppliers and competitors in the advanced manufacturing industry may have an adverse effect on our business and results of operations” for further information.

Our forecasted gross margins assume a mix between parts that are produced within our own micro-factories and parts that are produced with third-party suppliers. If the mix between these production methods varies from our forecasted mix, our gross margins may be better or worse than we are forecasting.

Extending international operations

We plan to expand our operations outside of the United States. As we execute this expansion, we will face risks and uncertainties related to the market and regulatory environment of these new geographies. As a result, we may not be able to replicate the business performance we have seen in the United States in these international locations which may impact the overall financial performance of the business. Future international expansion will depend on many factors as set forth in the section titled “Risk Factors.”

Components of Operations

Revenues

Our primary source of revenue is from product sales of manufactured parts. We record revenue upon transfer of control to the customer. We have contracts with customers where the transfer of control of the specified good varies from contract to contract, but predominantly occurs upon shipment. We do not act as an agent in any of our customer contracts. We also derive revenue from ancillary consulting agreements. Under these arrangements, we produce digital assets (e.g., CAD files, finite element analyses, manufacturability reports) and physical assets (prototypes). For consulting arrangements, the goods and services delivered are generally combined into a single performance obligation based on not meeting the criteria for the goods and services being distinct within the context of the contract, and revenue is recognized over time or at a point-in-time based on contract terms. We view consulting arrangements as a mechanism to develop meaningful customer relationships and a driver of future product sales.

We charge certain customers shipping and handling fees. These fees are recorded within revenue after transfer of control of the products to customers.

Cost of Revenues

Cost of revenues consists primarily of outsourced production costs, materials, salaries and benefits of internal production staff, micro-factory rent, and subscription expense, depreciation, facilities costs and overhead allocations associated with the manufacturing process.

When shipping and handling services are performed before transfer of control to customers, they are accounted for as a fulfillment cost and are included in cost of revenues when incurred.

Operating Expenses

Sales and Marketing

Sales and marketing expense primarily consists of advertising expenses. Advertising expenses consist primarily of media advertising costs, trade and customer marketing expenses, sales and marketing related personnel, and public relations expenses which aim to strengthen the leadership of our brand in key vertical markets. All advertising expenses are recorded in Sales and marketing expense in the consolidated statements of net loss and comprehensive loss. Other expenses recorded in Sales and marketing include employee-related personnel expense and an allocated portion of overhead costs.

General and Administrative

General and administrative expense consists primarily of corporate employee compensation, benefits, leasehold improvement expenses, computer expenses and supplies, and other related overhead.

Research and development costs

We invest resources to advance the development of our products and services for our customers, including the development of the Cloud Manufacturing Platform. Research and development costs represent costs incurred to support the advancement of new and existing software, consumables, and activities to enhance manufacturing capabilities. Research and Development expenses consists of prototype parts, design expense, employee-related personnel expense, rent expense for machines for which we are testing new production processes and new materials on prior to being placed into production, and personnel costs for time spent on research and development efforts. As required by GAAP, eligible software development costs incurred during the application development stage are capitalized and subsequently amortized over the asset’s useful life once it is ready for its intended use.

Other Income (Expenses)

Change in fair value of warrants

We account for our warrants issued with other debt and equity instruments in accordance with Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity, and ASC 718, Compensation – Stock Compensation. In the event the terms of the warrants qualify for classification as a liability rather than equity, we account for the instrument as a liability recorded at fair value each reporting period with the change in fair value recognized through earnings.

Change in fair value of derivatives

We account for our derivative liabilities issued with and embedded in other debt instruments in accordance with ASC 815, Derivatives and Hedge Accounting. We account for the instruments as a liability recorded at fair value each reporting period with the change in fair value recognized through earnings. All outstanding derivative liabilities, along with the related convertible debt instruments, were converted into Common Stock at the closing of the Business Combination.

Interest income (expense), including amortization of debt discounts and issuance costs

Interest income varies each reporting period depending on our average cash balances during the period and the current level of interest rates. Interest expense consists of interest on outstanding debt as well as the amortization of debt discounts and issuance costs over the terms of the related debt agreements.

Results of Operations

Fiscal Year 2021 Compared with Fiscal Year 2020

The following table sets forth a summary of our consolidated results of operations, as well as the dollar and percentage change for the period:

	For the Year Ended December 31,
(Dollars in thousands)	2021	2020	Change ($)	Change (%)
Revenues	20,012	13,966	6,046	43%
Cost of revenues (1)	20,300	12,039	8,261	69%

Gross Profit	(288)	1,927	(2,215)	-115%
Operating expenses
Sales and marketing (1)	22,721	8,328	14,393	173%
General and administrative (1)	32,974	12,044	20,930	174%
Research and development (1)	5,036	2,959	2,077	70%

Total operating expenses	60,731	23,331	37,400	160%
Loss from Operations	(61,019)	(21,404)	(39,615)	-185%
Change in fair value of warrants	(1,781)	(80)	(1,701)	N.M.
Change in fair value of derivatives	(208)	—	(208)	N.M.
Interest income and other income	1	121	(120)	N.M.
Interest expense, including amortization of debt issuance costs	(4,877)	(308)	(4,569)	1,483%

Loss before income taxes	(67,884)	(21,671)	(46,213)	213%
Provision for income taxes	—	—	—	N.M.

Net Loss	(67,884)	(21,671)	(46,213)	213%

N.M.—Percentage change is not meaningful

(1)	Includes stock-based compensation, as follows:

Cost of Revenues	$13	$14	(1)	-7%
General and Administrative	680	826	(146)	-18%
Selling and Marketing	80	105	(25)	-24%
Research & Development	82	47	35	74%

Total	855	992	(137)	-14%

Revenues

Revenues increased 43% from $14.0 million to $20.0 million for the year ended December 31, 2021. The increase in 2021 was attributable to sales from new customers and an increase in revenue from existing customers.

Cost of Revenues

Cost of revenues increased 69% from $12.0 million to $20.3 million for the year ended December 31, 2021. The increase in 2021 of cost of revenues was primarily attributable to the increase in revenues. Cost of revenues was also negatively impacted in 2021 by the recognition of cost from the shipment of goods to a customer that did not meet the U.S. GAAP requirements to recognize the related revenue. In addition, based on an internal review, we became aware of certain additional duties likely owed to the United States Customs and Border Protection (“CBP”). As a result, we recognized a $1.0 million charge within ‘Cost of revenues’ in the Consolidated Statement of Operations for the year ended December 31, 2021. Refer to Note 11 of the consolidated financial statements included elsewhere in this Report for additional information.

Operating Expenses

Sales and Marketing

Sales and marketing expenses increased 173% from $8.3 million to $22.7 million for the year ended December 31, 2021. The increase in sales and marketing expenses in 2021 was primarily attributable to increases in spend related to online advertising and marketing and promotional activities combined with organizational headcount growth within the function.

General and Administrative

General and administrative expenses increased 174% from $12.0 million to $33.0 million for the year ended December 31, 2021. The most significant increase in 2021 was attributable to incremental legal, consulting and accounting costs of $8.5 million to support the Company’s growth, including costs related to the Business Combination. Salary expenses and placement costs increased $3.6 million and $1.1 million, respectively, in 2021 as we expanded the team to support our growth. Rent expense increased $1.2 million in 2021 due to the expansion of office space. Also contributing to the increase in 2021 was $0.9 million related to contract employees and $1.1 million of recruiting costs.

We expect to record various expenses in 2022 that were contingent upon the close of the Business Combination. Such expenses are material to our results of operations and include stock-based compensation expense, cash bonuses that were due to certain of our founders and employees and expenses related to our agreement with Palantir Technologies Inc. (“Palantir”). We also expect to incur additional annual expenses as a public company for, among other things, D&O liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Research and Development

Research and development expenses increased 70% from $3.0 million to $5.0 million for the year ended December 31, 2021. The $5.0 million of research and development expenses for the year ended December 31, 2021 included $7.9 million of gross research and development expenses, primarily related to our Cloud Manufacturing Platform, that was offset by $2.9 million of internal-use software costs that were capitalized. No software development costs were capitalized in 2020. The increase in gross spend in 2021 is attributable to our continued focus on developing the Cloud Manufacturing Platform.

Change in fair value of warrants

The increase in expense related to mark to market adjustments on warrant liabilities in 2021 was attributable to a higher number of warrants outstanding due to 2021 issuances and an increase in our enterprise valuation. Refer to Note 8 and Note 10 of the consolidated financial statements included elsewhere in this Report for additional information on warrant liabilities.

Change in fair value of Derivatives

The expense recorded in 2021 was attributable to mark to market adjustments on embedded derivatives associated with 2021 convertible debt issuances. All outstanding derivative liabilities, along with the related convertible debt instruments, were converted into Common Stock at the closing of the Business Combination. Refer to Note 5 and Note 10 of the consolidated financial statements included elsewhere in this Report for additional information on derivative liabilities.

Interest income and other income

The decrease in interest income was primarily attributable to a decrease in our average money market account balance in 2021 as compared to 2020.

Interest expense, including amortization of debt issuance costs

The increase in interest expense was primarily attributable to higher outstanding debt levels in 2021 compared to 2020. Refer to Note 5 of the consolidated financial statements included elsewhere in this Report for additional information on debt issuances.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the below non-GAAP financial measures are useful in evaluating our operational performance. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

We define “EBITDA” as net loss plus interest expense, income tax expense, depreciation and amortization expense.

We define “Adjusted EBITDA” as EBITDA adjusted for stock-based compensation, changes in the fair value of warrant liability, changes in the fair value of derivative liabilities, and transaction and related costs.

To provide investors with additional information regarding our financial results, we are presenting EBITDA and Adjusted EBITDA, non-GAAP financial measures, in the table below along with a reconciliation to net loss, the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA

We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis.

Our definition of Adjusted EBITDA may differ from that used by other companies and therefore comparability may be limited. In addition, other companies may not present Adjusted EBITDA or similar metrics. Thus, our adjusted EBITDA should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP, such as net loss.

In addition, Adjusted EBITDA has limitations as an analytical tool, including:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash used for capital expenditures for such replacements or for new capital expenditures;

•

Adjusted EBITDA does not include the dilution that results from stock-based compensation or any cash outflows included in stock-based compensation, including from our purchases of shares of outstanding common stock;

•

Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and other companies may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

We provide investors and other users of our financial information with a reconciliation of Adjusted EBITDA to net loss. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted EBITDA in conjunction with net loss.

Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees, and outside directors, consisting of options and restricted stock units. We exclude this expense because it is a non-cash expense and we assess our internal operations excluding this expense, and we believe it facilitates comparisons to the performance of other companies in our industry.

Change in the fair value of warrant liability is a non-cash gain or loss impacted by the fair value of the issued liability-classified warrants. We believe the assessment of our operations excluding this activity is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.

Change in the fair value of derivative liabilities is a non-cash gain or loss impacted by the fair value of the derivative liabilities. We believe the assessment of our operations excluding this activity is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.

Transaction and related costs are costs for advisory, consulting, accounting and legal expenses in connection with the Business Combination.

Change in Non-GAAP Measurement

For the year ended December 31, 2021, we excluded from the definition of “Transaction and related costs” certain costs that were included in “Transaction costs” for the nine months ended September 30, 2021. Specifically, we excluded costs for advisory, consulting and other expenses that, while related to the Business Combination, were recurring in nature and incurred as part of the Company’s growth strategy. Therefore, we have excluded these costs as a non-GAAP adjustment for the year ended December 31, 2021 to illustrate underlying trends in our business and our historical operating performance on a more consistent basis. These costs amounted to approximately $2.6 million for the nine months ended September 30, 2021.

The following table provides a reconciliation of net loss, the most closely comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

	For the Year Ended, December 31
(Dollars in thousands)	2021	2020
Net loss	$(67,884)	$(21,671)
Interest expense	4,877	308
Income tax expense (benefit), net	—	—
Depreciation and amortization	1,653	842

EBITDA	(61,354)	(20,521)
Stock compensation expense	855	992
Change in fair value of warrant liability	1,781	80
Change in fair value of derivative liabilities	208	—
Transaction and related costs	5,194	—

Adjusted EBITDA	(53,316)	(19,449)

Liquidity and Capital Resources

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Our current liquidity needs include the working capital to support the purchase of custom component parts from our third-party supplier partners on behalf of our customers. In many cases, we pay our suppliers prior to being paid by our customers, resulting in a need for working capital. We also consume cash through other growth initiatives, including investing in new micro-factories, sales and marketing expenses and development of our Cloud Manufacturing Platform. Our ability to expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows.

We had $8.7 million in cash and cash equivalents as of December 31, 2021. Upon consummation of the Business Combination, we received approximately $73 million in cash, primarily due to $75.0 million in gross proceeds from the PIPE Investment and $29.6 million in proceeds from the Trust Account, partially offset by cash payments that were disbursed at the Closing which included $8.3 million of transaction expenses, $2.5 million in debt repayments, $8.2 million in D&O insurance premiums, and $12.8 million related to IT and other costs.

We expect our capital expenditures and working capital requirements to continue to increase in the immediate future as we are still in the growth stage of our business and expect to continue to make substantial investments in our business, including in the expansion of our product portfolio and research and development, sales and marketing teams, in addition to incurring additional costs as a result of being a public company. Our short-term liquidity priorities are to pay off existing indebtedness, to fund ongoing working capital needs, and to invest in the Combined Company’s growth strategy.

We believe the cash we obtained from the Business Combination and the PIPE Investment are not sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of these financial statements. We expect to generate additional cash to fund our growth through future debt or equity transactions; however, there can be no assurance that we will be able to obtain other debt or equity financing on terms acceptable to us, if at all, or that we will generate sufficient future revenues and cash flows to fund our operations. Failure to secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

Liquidity

As of December 31, 2021, excluding the derivative liabilities, we had $42.5 million in debt, net of discounts and issuance costs, outstanding. Refer to Note 5 of the consolidated financial statements included elsewhere in this Report for additional information on our outstanding debt liabilities.

On February 4, 2022, the 2021 SVB Loan was amended to extend the maturity date from the Closing Date to April 3, 2023 and required payment of $2.0 million of the $20.0 million outstanding principal balance upon consummation of the Business Combination. This amendment also added the original $0.8 million fee due at the SPAC closing to the amended loan’s outstanding principal balance, deferring its repayment until maturity. In exchange for the extension of the loan, we will pay an additional fee of $2.1 million due at maturity. We will make six interest-only payments beginning March 1, 2022 and will begin paying $2.4 million in principal beginning September 1, 2022.

Additionally, on February 4, 2022, as part of the closing of the Business Combination, the related party convertible notes that had a carrying value of $12.5 million as of December 31, 2021 were converted into Common Stock. 6,891,667 ENNV liability-classified warrants were also assumed as part of the Business Combination with a carrying and fair value of $10.4 million as of December 31, 2021.

Other commitments

In May 2021, we entered into a master subscription agreement with Palantir for access to Palantir’s proprietary software for a six-year period for a total of $45.0 million. The non-cancellable future minimum payments due on this firm purchase agreement are $10.1 million after taking into account the $9.4 million payment made to Palantir at Close. Refer to Note 11 of the consolidated financial statements included elsewhere in this Current Report on Form 8-K for additional information on our agreement with Palantir.

Cash Flows

The following table sets forth a summary of cash flows for the years ended December 31, 2021 and 2020:

	For the Year Ended, December 31
(Dollars in thousands)	2021	2020
Net cash used in operating activities	$(48,771)	$(20,904)
Net cash used in investing activities	(8,622)	(712)
Net cash provided by financing activities	47,601	5,294

Net decrease in cash	$(9,792)	$(16,322)

Operating Activities

Cash used in operating activities for the years ended December 31, 2021 and 2020 was $48.8 million and $20.9 million, respectively. The increase in operating cash outflows in 2021 was primarily due to higher operating losses in the current year.

In 2022, we used a portion of the proceeds from the Business Combination described below in Financing Activities to make cash payments related to various transaction and other costs of approximately $29.3 million that became due upon the close of the Business Combination.

Investing Activities

Cash used in investing activities for the years ended December 31, 2021 and 2020 was $8.6 million and $0.7 million, respectively. The increase was attributable to higher purchases of property and equipment and capitalized software development costs during the period.

Financing Activities

Cash provided by financing activities for the years ended December 31, 2021 and 2020 was $47.6 million and $5.3 million, respectively. The increase was primarily attributable to the proceeds from term loans and related party convertible notes, respectively, partially offset by term loan repayments.

In 2022, we received proceeds from the Business Combination of approximately $105.8 million. A portion of those proceeds were used to settle debt obligations of $2.5 million and to pay various transaction and other expenses as described in Operating Activities above. Refer to Note 15 of the consolidated financial statements included elsewhere in this Report for additional information on the Business Combination.

Off-Balance Sheet Arrangements

As of December 31, 2021 and 2020, we did not have any off-balance sheet arrangements, as defined in Regulation S-K, Item 303(a)(4)(ii).

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Our most significant estimates and judgements involve valuation of our equity, including assumptions made in the fair value of stock-based compensation and warrants, and convertible debt, including assumptions made in the fair value of embedded derivative liabilities. Although we regularly assess these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions prove not to be substantially accurate, even if such assumptions are reasonable when made.

Our significant accounting policies are described in Note 2 of the consolidated financial statements included elsewhere in this Report. Our critical accounting policies are described below.

Stock-Based Compensation

We account for stock-based compensation awards in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and nonemployees, including grants of stock options, restricted stock, restricted stock units (“RSUs”), and modifications to existing stock awards, to be recognized in the statements of net loss and comprehensive loss based on their fair values. Our stock-based awards are comprised of stock options and RSUs. Stock options and RSUs are assigned a fair market value when granted. The fair value of the common stock options and RSUs are estimated using the Black Scholes option-pricing model or the Monte Carlo Simulation model.

Our stock-based awards are subject to service and/or performance-based vesting conditions. We recognize compensation expenses for awards with only a service condition, over the explicit service period using the straight-line method. For awards subject to a service and performance condition, compensation cost is recognized over the longer of the explicit, implicit, or derived period using the accelerated attribution method for cost allocation, as long as the performance condition is probable of achievement. At each reporting period, we evaluate the probability that our performance-based stock options will be earned and adjust our previously recognized compensation expense as necessary. If the achievement of the respective performance condition is not probable or the respective performance goals are not met, we reverse our previously recognized compensation expense.

We account for stock-based compensation awards issued to nonemployees for services, as prescribed by ASC 718-10, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable using the measurement date guidelines enumerated in ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). Refer to Note 9 of the consolidated financial statements included elsewhere in this Report for further detail.

Enterprise valuations

We are required to estimate the enterprise value underlying our equity-based awards when performing fair value calculations. Due to the prior absence of a market for our equity interests, our enterprise value was determined by management with the assistance of valuation specialists. Our management considers the following factors in the determination of our enterprise value:

•	Material changes in milestones established by the entity

•	Material changes in management’s forecast

•	Material changes in strategic relationships with major suppliers or customers

•	Material changes in enterprise cost structure and financial condition

•	Material change in the state of the industry and economy

•	Material changes in competence of management team

•	Material changes in workforce and workforce skills

•	Material changes in existing proprietary technology, products, or services

•	Material third-party arm’s-length transactions in the entity’s equity

•	Material changes in valuation assumptions used in the last valuation

In determining the March 2019 and March 2020 valuations, we used an option pricing model (“OPM”) using a market-based valuation approach to determine the common stock fair value, while incorporating a Back solve approach to the Series B Preferred Equity issuances that took place at an arms-length in March 2019 and March 2020.

On December 22, 2020, we formally decided to pursue a transaction with a SPAC and held an initial meeting with prospective legal, investment banking and other advisors to communicate the intention to start discussions with a SPAC. On January 18, 2021, we formally engaged our investment banking advisor to support a prospective SPAC transaction. As a result, commencing with the December 31, 2020 and subsequent valuations, we applied a Probability Weighted Expected Return Valuation Method (“PWERM”). The PWERM model applies an estimation of future potential outcomes for a company, as well as values and probabilities associated with each respective potential outcome. We were valued under both “Remain Private” and “SPAC Acquisition” scenarios. The inputs to the valuation under the “SPAC Acquisition” scenario are based on the higher fair value implied by the Business Combination. As of December 31, 2020, our management estimated a 5.0% probability associated with a SPAC transaction occurring within 2021 and a 95.0% probability of remaining private for approximately two years. The probability of a SPAC increased as the SPAC transaction became more likely. Details of the Company’s recent enterprise valuations are as follows:

Valuation Date	Common Stock Per Share Value	Valuation Model	Enterprise Value of Company (Private)	Enterprise Value of Company (SPAC)	SPAC Likelihood	Enterprise Value of Company (Weighted Average)
March 31, 2019	$1.77	OPM	—	—	—	$105,227,000
March 31, 2020	$1.97	OPM	—	—	—	$123,389,000
December 31, 2020	$4.11	PWERM	$128,300,000	$809,322,034	10%	$196,402,203
February 14, 2021	$16.53	PWERM	$405,100,000	$1,000,390,383	40%	$643,216,153
May 17, 2021	$21.21	PWERM	$498,000,000	$951,000,000	65%	$792,450,000
September 7, 2021	$25.77	PWERM	$578,000,000	$973,000,000	85%	$913,750,000
December 31, 2021	$28.05	PWERM	$586,000,000	$970,000,000	95%	$950,800,000

Based on the per share merger consideration to be paid by ENNV pursuant to the Merger Agreement, after accounting for the conversion exchange ratio that will be used in calculating the amount of such per share merger consideration, the implied fully diluted share price for our common stock immediately prior to Closing was $10.00 per share. The private company valuations of our board of directors differ from the public company valuation of us by ENNV and the PIPE Investors principally due to the private company discount for the lack of marketability and probability of various scenarios/liquidity events at various points in time.

Preferred Stock Subject to Possible Redemption

We account for our preferred stock subject to possible redemption in accordance with the guidance in ASC Topic 480 Distinguishing Liabilities from Equity. Conditionally redeemable preferred stock (including preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. Our preferred stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, preferred stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our consolidated balance sheets. The preferred stock is not currently redeemable, but it is probable that the preferred stock will become redeemable in the future and therefore, we have elected an accounting policy to subsequently measure the preferred stock at current redemption value. Upon close of the Business Combination, all preferred stock was converted into Common Stock.

Warrants

We account for our warrants issued with other debt and equity instruments in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 718. In the event the terms of the warrants qualify for classification as a liability rather than in equity, we account for the instrument as a liability recorded at fair value each reporting period with the change in fair value recognized through earnings. For the years ended December 31, 2021 and 2020, we measured the fair value of warrants using significant unobservable inputs (Level 3 inputs). Refer to Note 8 of the consolidated financial statements included elsewhere in this Report for further information regarding warrants.

Derivative Liabilities

We account for our derivative liabilities issued with and embedded in other debt instruments in accordance with ASC 815, Derivatives and Hedge Accounting. We account for the instruments as a liability recorded at fair value using Level 3 inputs each reporting period with the change in fair value recognized through earnings. All outstanding derivative liabilities, along with the related debt instruments, were converted into Common Stock at the closing of the Business Combination. Refer to Note 5 of the consolidated financial statements included elsewhere in this Report for further information regarding derivative liabilities issued with and embedded in other debt instruments.

Recent Accounting Pronouncements and EGC status

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. We have elected to use this extended transition period under the JOBS Act until such time we are no longer considered to be an EGC. The adoption dates discussed below reflect this election. Accordingly, the information contained herein may be different than the information you receive from other public companies.

We also intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, and reduced disclosure obligations regarding executive compensation.

From time to time, new accounting pronouncements are issued by the FASB under its ASC or other standard setting bodies. Recent accounting pronouncements are described in the Recently Issued Accounting Pronouncements section of Note 2 – Summary of Significant Accounting Policies included elsewhere in this Report.